Exhibit 10.4

ASSERTIO HOLDINGS, INC.
NONEMPLOYEE DIRECTOR COMPENSATION AND
GRANT POLICY
1. Annual Cash Retainer.  All nonemployee directors of the Company receive an annual cash retainer of $55,000.
2. Additional Retainer — Chairman of the Board.  A non-employee chairman of the Board of Directors receives an additional annual cash retainer of $50,000.
3. Additional Retainer — Audit Committee.  The chair of the audit committee receives an additional annual cash retainer of $25,000. Each other member of the audit committee receives an additional annual cash retainer of $12,500.
4. Additional Retainer — Compensation Committee. The chair of the compensation committee receives an additional annual cash retainer of $20,000. Each other member of the compensation committee receives an additional annual cash retainer of $10,000.
5. Additional Retainer — Nominating and Corporate Governance Committee. The chair of the nominating and corporate governance committee receives an additional annual cash retainer of $15,000. Each other member of the nominating and corporate governance committee receives an additional annual cash retainer of $6,000.
6. Additional Retainer — Special Committees. Each member of any special committee of the Board of Directors receives an additional annual cash retainer of $6,000.
7. Payments. Payments under the policy are made quarterly in arrears.
8. Automatic Grant of Restricted Stock Unit and Stock Option Awards. Restricted stock unit awards and stock option grants shall be made in accordance with the Company’s Amended and Restated 2014 Omnibus Incentive Plan (the “2014 Plan”), as follows:
(a) on the date of each Annual Meeting of Stockholders held in calendar year 2024 and thereafter, each nonemployee director then in office (and if a newly appointed or elected nonemployee director, a director whose service commenced prior to January 1 of such calendar year) automatically receives (A) an award of restricted stock units having a value of $107,500 (based on the Fair Market Value (as defined in the 2014 Plan) of the Company’s common stock as of the date of grant) that vest on the earlier of (i) the first anniversary of the date on which such award of restricted stock units were made and (ii) the next Annual Meeting of Stockholders which is at least 50 weeks after the date of grant (the “Continuing Director Vesting Date”); and (B) an award of non-qualified stock options having a value of $107,500 (based the grant date fair value of the options (i.e., Black-Scholes value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Accounting Standards Codification 718 “Compensation-Stock Compensation”) that (x) vest on the Continuing Director Vesting Date; (y) have a per share exercise price equal to the Fair Market Value (as defined in the 2014 Plan) of the Company’s common stock on the date of grant; and (z) expire no more than ten years from the date of grant; and
(b) each newly elected nonemployee director automatically receives, on the date of the director’s initial election or appointment, (A) an award of restricted stock units having a value of $107,500 (based on the Fair Market Value (as defined in the 2014 Plan) of the Company’s common stock as of the date of grant) that vest in three equal installments on the first three anniversaries of the director’s election or appointment; and (B) an award of non-qualified stock options having a value of $107,500 (based the grant date fair value of the options (i.e., Black-Scholes value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Accounting Standards Codification 718 “Compensation-Stock Compensation”) that (x) vest in three equal installments on the first three anniversaries of the director’s election or appointment; (y) have a per share exercise price equal to the Fair Market Value (as defined in the 2014 Plan) of the Company’s common stock on the date of grant; and (z) expire no more than ten years from the date of grant;
provided, however, that directors’ total annual equity compensation will be subject to any cap specified in the 2014 Plan, and the Board of Directors may otherwise elect to (i) reduce the dollar value thresholds specified in (a) and (b) above or (ii) forgo such grants, in each case as it may deem appropriate.
Approved: May 8, 2024
Effective: May 8, 2024